UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 9, 2023

SATIVUS TECH CORP.

(Exact name of registrant as specified in its charter)

Delaware	333-208814	47-2847446
(State of incorporation)	(Commission File Number)	(IRS Employer No.)

1771 Post Rd East #178

Westport, CT 06880

(Address of principal executive offices and Zip Code)

(203) 307-1179

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Item 1.01. Entry into a Material Definitive Agreement.

On February 8, 2023, the Sativus Tech Corp’s (the “Company”) Israeli subsidiary, Saffron Tech Ltd (“Saffron Tech”), signed a share purchase agreement with a South Korean investor (“Investor”), pursuant to which the investor will invest a total $2 million in Saffron Tech, subject to the following conditions:

●	$1 million at a pre money valuation of $10.7 million to be invested upon closing for which the Investor will receive 793,650 preferred shares in Saffron Tech (“Initial Closing”). The use the proceeds of the Initial Closing will be used to continue the Company’s research and development activities, initiating the development of commercial production technologies, the registration and protection of its intellectual property and any other uses in the ordinary course of its business.

●	$1 million to be invested following the achievement of the following milestones (“Deferred Investment”):

o	Successful cultivation of saffron utilizing Saffron Tech’s licensed technology, at the Investor’s R&D farm in South Korea;

o	Satisfactory verification and confirmation of POC; and

o	Completion of financing, whether in a private placement or public offering of at least $2 million at a fully diluted pre-money valuation of at least $20 million, or, (ii) at the time the conditions precedent above being met, the Company is publicly traded on the Tel Aviv stock exchange or other regulated security exchange.

The SPA is subject to Saffron Tech shareholder approval and the transaction is expected to close before the end of February 2023.

Following completion of the Initial Closing, the Investor will hold 9.35% of issued and outstanding stock of Saffron Tech and the Company will hold 58.92%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 9th, 2023

SATIVUS TECH CORP.

/S/ Tal Wilke Glazer
By: Tal Wilke Glazer, Dir., CEO

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